CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the references to our firm under the captions "Financial Highlights" for the John Hancock Small Cap Equity Fund (formerly, Small Cap Value Fund) in the John Hancock Equity Funds Prospectus, John Hancock Equity Funds Institutional -Class I Prospectus, and "Independent Auditors" and "Financial Statements" in the John Hancock Small Cap Equity Fund Class A, Class B, Class C, and Class I Shares Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 52 to the Registration Statement (Form N-1A, No. 2-90305) of our report dated December 11, 2002 on the financial statements and financial highlights in the Annual Report to the Shareholders for the year ended October 31, 2002 of John Hancock Small Cap Equity Fund.




                                                  /s/ERNST & YOUNG LLP
                                                  --------------------


Boston, Massachusetts
February 27, 2003